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                                                                    EXHIBIT 5.0

                                  ________ __, 1996

Board of Directors
Vermilion Bancorp, Inc.
714 North Vermilion Street
Danville, Illinois 61832

Gentlemen:

    We have acted as special counsel to Vermilion Bancorp, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 (the "Registration Statement"), relating to the issuance of up to __________ shares of the Company's common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of American Savings Bank of Danville (the "Bank"), from mutual to stock form (the "Conversion").

    In this regard, we have examined the Certificate of Incorporation and Bylaws of the Company, resolutions of the Boards of Directors of the Company and the Bank, the Plan of Conversion of the Bank and such other documents and matters of law as we deemed appropriate for the purposes of this opinion. The opinion is limited to federal laws and regulations and the laws of the State of Delaware which are in effect on the date hereof.

    Based upon the foregoing, we are of the opinion that the Common Stock has been duly and validly authorized, and when issued in accordance with the terms of the Plan of Conversion of the Bank, will be legally issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement and to the references to this firm under the headings "The Conversion - Tax Aspects" and "Legal and Tax Opinions" in the Prospectus contained in the Registration Statement.

                             Very truly yours,

                             ELIAS, MATZ, TIERNAN & HERRICK L.L.P.


                             By:  ___________________________
                                  John P. Soukenik, a Partner